Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Root, Inc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2020 Equity Incentive Plan Class A Common Stock, par value $0.0001 per share	Other(2)	979,757(3)	$128.27	$125,673,430.39	$0.0001531	$19,240.60
Total Offering Amounts					$125,673,430.39		—
Total Fees Previously Paid							—
Total Fee Offset							—
Net Fee Due							$19,240.60

1.Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Root, Inc.’s (the “Registrant”) outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”).
2.Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee on the basis of $128.27 per share, which is the average of the high and low prices of the Class A Common Stock as reported on The Nasdaq Global Select Market on May 30, 2025, rounded up to the nearest cent.
3.Represents additional shares of the Class A Common Stock reserved for future grant under the Root, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) (i) as a result of the automatic increase in shares reserved thereunder on January 1, 2022, pursuant to the terms of the 2020 Plan and (ii) pursuant to the share counting provisions of the 2020 Plan upon the cancellation, expiration, forfeiture, withholding or other termination of awards without delivery of shares. The number of shares of Class A Common Stock reserved under the 2020 Plan will automatically increase on January 1 of each year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by 4% of the total number of shares of the Registrant’s common stock (including both the Class A Common Stock and the Registrant’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”)) outstanding on December 31 of the preceding calendar year; provided, however, that the Registrant’s board of directors may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Class A Common Stock.